Calculation of Filing Fee Tables
S-8
OLAPLEX HOLDINGS, INC.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Olaplex Holdings, Inc. 2021 Equity Incentive Plan - Common Stock, $0.001 par value	Other	20,072,300	$ 1.67	$ 33,520,741.00	0.0001381	$ 4,629.21
Total Offering Amounts:						$ 33,520,741.00		$ 4,629.21
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 4,629.21
Offering Note
[1]	(1a) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminable number of additional shares of the registrant's common stock that may become issuable pursuant to terms designed to prevent dilution resulting from share splits, share dividends or similar events. (1b) Represents an increase to the number of shares available for issuance under the Olaplex Holdings, Inc. 2021 Equity Incentive Plan of 20,072,300, effective as of January 1, 2026. (1c) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) based on the average of the high ($1.70) and low ($1.64) prices of the Registrant's Common Stock as reported on the Nasdaq Global Select Market on February 26, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A